Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

SHARP INCREASE IN FIRST QUARTER REVENUE AND EARNINGS

Burlington, New Jersey – August 10, 2005 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported net income of $1,642,000, or $.19 per common share after preferred stock dividends for the quarter ended June 30, 2005 compared with net income of $779,000, or $.07 per common share after preferred stock dividends, for the same period in the prior year. Revenue in the current quarter increased 15% to $18,419,000 from $15,990,000 in the prior year. The increase in revenue and net income during the quarter was attributable to the delivery of technology pursuant to two development and licensing agreements.

Barry Lipsky, Franklin’s President and Chief Executive Officer, said, “I am gratified by the continuing progress of our Proximity Technology Division in developing and licensing its linguistic solution technologies. Our licensing activities are an important go forward initiative as we look to grow our revenues over the coming years.” Mr. Lipsky also said that “During the quarter, we shipped our new Scholastic Aptitude Test (SAT) Prep device to several major retailers and the initial reports on sell through are encouraging.”

About Franklin

Franklin Electronic Publishers (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 34,000,000 electronic books since 1986. Current titles available directly or through partners number more than 22,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell) and Macromedia. Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America and Australia and will begin distribution of those products in the European Community later in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, organizers and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended June 30,
	2005	2004
Sales	$18,419	$15,990
Gross Margin	9,342	7,927
Pre Tax Income	1,677	806
Net Income	1,642	779
Preferred Stock Dividend	122	229
Income Applicable to Common Stock	1,520	550
Income Per Common Share
Basic	$0.19	$0.07
Diluted	$0.18	$0.06
Weighted Average Common Shares
Basic	8,126	8,002
Diluted	8,495	8,480